SUBSTITUTE POWER OF ATTORNEY

Under the terms of the powers of attorney listed on Exhibit A attached hereto (the "Powers of Attorney") the undersigned, Richard A. Cross, was appointed attorney-in-fact for the individuals named in the Powers of Attorney (the "Section 16 Filers"), to, among other things, execute for and on behalf of the
Section 16 Filers any required Form 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.
In accordance with the authority granted under the Powers of Attorney, including the power of substitution, the undersigned hereby appoints Christopher J. Joyce as substitute attorney-in-fact, on behalf of each of the Section 16 Filers, with the power to act without any other and with full power of substitution, to exercise and execute all of the powers granted or conferred in the original Powers of Attorney. By his signature as attorney-in-fact to this Substitute Power of Attorney, Christopher J. Joyce accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to his capacity as attorney-in-fact.

Date: August 22, 2023

By: /s/ Richard A. Cross
Richard A. Cross
Attorney-in-Fact

I ACCEPT THIS APPOINTMENT
AND SUBSTITUTION:

/s/ Christopher J. Joyce
Christopher J. Joyce

Exhibit A

Power of Attorney of Donald S. Furman dated November 23, 2021